FIRST AMENDMENT, dated as of January 30, 1998 (this "Amendment") to the Pooling and Servicing Agreement, dated as of December 1, 1997 (the "Agreement") among Bear Stearns Mortgage Securities Inc., as Seller (the "Seller"), Liberty Lending Services, Inc., as Master Servicer (the "Servicer") and Bankers Trust Company of California, N.A., as Trustee (the "Trustee"), concerning Bear Stearns Mortgage Securities Inc. Mortgage Pass- Through Certificates Series 1997-6 (the "Certificates"). Terms not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

                              W I T N E S S E T H :

          WHEREAS, a defect in Section 5.01(c) of the Agreement has been discovered; and

          WHEREAS, the Seller, the Servicer and the Trustee agree that as currently written, Section 5.01(c) of the Agreement does not constitute the intention of the parties to the Agreement; and

          WHEREAS, the parties to the Agreement desire to execute this Amendment to correct the defect to Section 5.01(c);

          NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, it is hereby agreed as follows:

          ARTICLE 1. AMENDMENTS

          1.1 AMENDMENT TO ARTICLE V. Section 5.01(c) of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof effective as of December 1, 1997:

          "(c) REMIC II will be evidenced by (x) the REMIC II Regular Certificates, described below, which will be uncertificated and non-transferable and are hereby designated as the "regular interests" in REMIC II and (y) the Class R-2 Certificate, which is hereby designated as the single "residual interest" in REMIC II. Principal and interest, and shortfalls, losses and prepayments with respect to the Group 3 Mortgage Loans shall be allocable to the Class II-3 Certificates. Principal will be paid on the Class II A-1.1 and II A-1.2 Certificates and Realized Losses and Shortfalls will be allocated so as to keep their aggregate principal balance equal to 1% of the principal balance of the Class 1-A Certificates, and on the Class II A-2.1 and II A-2.2 Certificates so as to keep their aggregate principal balance equal to 1% of the principal balance of the Class 2-A Certificates. Principal, Realized Losses and Shortfalls will be apportioned between the Class II A-1.1 and Class II A-1.2 Certificates (and between the Class II A-2.1 and Class II A-2.2 Certificates) pro rata. REMIC II Regular Certificates and the Class R-2 Certificate will have the following designations and Pass-Through Rates, and distributions of principal and interest thereon shall be allocated as described below:

REMIC II         Initial                Pass-          Allocation      Allocation
Certificates     Balance ($)            Through        of              of
                                        Rate           Principal       Interest
                                                       (9)             (9)

II A-1.1         1,669,432.64           (1)                            (7)
II A-1.2         169,249.42             (1)                            (7)
II A-2.1         169,249.60             (1)                            (7)
II A-2.2         17,158.76              (1)                            (7)
II-1/2           219,296,285.58         (1)                            (7)
II-3             144,303,606            (3)                            (5)
II-X             N/A                    (6)                            (6)
II R-1           100.00                 (1)                            R-1
R-2              100.00                 (1)                            (8)


------------------------
(1) During each Interest Accrual Period, these Certificates will bear interest at a variable Pass-Through Rate equal to the weighted average of 76.852867% of the Net Rates of the Group 1 Mortgages and 73.329648% of the Net Rates of the
Group 2 Mortgage Loans.

(2) [intentionally omitted]

(3) During each Interest Accrual Period, the Class II-3 Certificates will bear interest at a variable Pass-Through Rate equal to the weighted average of the Net Rates of the Group 3 Mortgage Loans.

(4) [intentionally omitted]

(5) An amount equal to 76.4 basis points of interest on the Class II-3
Certificate will be allocated to the Class 3-X Certificates. All principal and all remaining interest on the Class II-3 Certificate will be allocated to the Group 3 Certificates other than the Class 3-X Certificates.

(6) An amount equal to 23.147133% times the interest on the Group I Mortgages and 26.670352% times the interest paid on the Group II Mortgages will be paid to the Class II-X Certificates and will be allocated to the Class X Certificates.

(7) Interest will be allocated to the Group 1-2 Subordinate Certificates in an aggregate amount equal to the principal balance of the Class II A-1.1, Class II
A-1.2, Class II A-2.1, Class II A-2.2 and Class II-1/2 Certificates multiplied by (a)the weighted average interest rate of such Certificates minus (b)100 times the weighted average interest rate of such Certificates, where for purposes of clause (b) the Class II A-1.1 and Class II A-1.2 Certificates are held to a cap and floor of 76.852867% of the Weighted Average Net Rates of the Group 1
Mortgage Loans, the Class II A-2.1 and Class II A-2.2 Certificates are held to a cap and floor of 73.329684% of the Weighted Average Net Rates of the Group 2
Mortgage Loans and the Class II-1/2 Certificate is held to a cap and floor of zero. The interest allocated to the Group 1-2 Subordinate Certificates will be allocated pro rata among such Certificates (subject to reallocation due to losses).

(8) Available funds, if any, remaining in REMIC II after payments of interest and principal, as designated above, will be distributed to the Class R-2
Certificate. Principal from the Group 1 Mortgages will be distributed first to the Class II R-1 and Class R-2 Certificates, pro rata, until their principal amounts are reduced to zero.

(9) Principal and interest are specifically allocated only where and to the extent necessary to satisfy the REMIC Provisions, or to clarify the determination of distributions."


          ARTICLE 2 MISCELLANEOUS

          2.1 LIMITED EFFECT. Except as expressly amended hereby, all of the provisions, covenants, terms and conditions of the Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

          2.2 GOVERNING LAW. This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of law principles thereof.

          2.3 COUNTERPARTS. This Amendment may be executed by one or more of the parties on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

                              BEAR STEARNS MORTGAGE SECURITIES INC.,
                                   as Seller


                              By: /S/ JOSEPH T. JURKOWSKI, JR.
                                  Name: Joseph T. Jurkowski, Jr.
                                  Title: Vice President/Asst. Secretary


                              LIBERTY LENDING SERVICES, INC.
                                   as Master Servicer


                              By: /S/ ANTHONY P. MASSARA
                                  Name: Anthony P. Massara
                                  Title: Senior Vice President


                              BANKERS TRUST COMPANY OF CALIFORNIA, N.A.,
                                    as Trustee


                              By: /S/ MELANIE ANBARCI
                                  Name: Melanie Anbarci
                                  Title: Assistant Secretary